UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

July 18, 2016

Date of Report (Date of earliest event reported)

US FOODS HOLDING CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-37786	26-0347906
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9399 W. Higgins Road, Suite 500

Rosemont, IL 60018

(Address of principal executive offices)

(847) 720-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 18, 2016, US Foods Holding Corp. (the “Company”) received a written letter of resignation from Timothy R. McLevish providing that he is resigning effective July 18, 2016 from his positions on the Board of Directors of the Company (the “Board”) and each of the Committees of the Board of which he was a member.

On July 13, 2016, ConAgra Foods, Inc. (NYSE: CAG) (“ConAgra”) disclosed that Mr. McLevish will serve as Executive Chairman of the Board of Directors of Lamb Weston Holdings Inc. (“Lamb Weston”) effective upon the completion of the planned spin-off of Lamb Weston from ConAgra (the “Spin-Off”). ConAgra is currently a supplier of food products to the Company. After the Spin-Off is completed, the Company believes that the amount of expected purchases from Lamb Weston in connection with Mr. McLevish’s service as Executive Chairman of Lamb Weston will cause Mr. McLevish to no longer qualify as an independent director of the Company under the corporate governance standards of the New York Stock Exchange and the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Mr. McLevish’s resignation is not as a result of any dispute or disagreement with the Company.

The Company also announced that Court D. Carruthers, 44 years old, and David Tehle, 59 years old, have both been elected to the Board, effective July 18, 2016. Mr. Carruthers will serve on the Board’s Audit Committee and Mr. Tehle will serve on the Board’s Audit Committee as chairman.

Mr. Carruthers is the principal and founder of CKAL Advisory Partners, where he provides private equity advisory services in the distribution, eCommerce, and supply chain sectors. He previously served as Senior Vice President and Group President, Americas, of W.W. Grainger, Inc., a broad-line supplier of maintenance, repair and operating (MRO) products, from 2013 until July 2015. Prior to that time, he had served Grainger as President, Grainger U.S., from 2012 until 2013; President, Grainger International, from 2009 until 2012; and President, Acklands-Grainger, from 2006 until 2009. He was appointed a Senior Vice President of Grainger in 2007. Mr. Carruthers serves as a director of Ryerson Holding Corporation (NYSE: RYI), Follett Corporation (current compensation committee chair and past audit committee chair), PSS Companies, Foundation Building Materials, LLC, and Shoes For Crews LLC. Mr. Carruthers holds a Bachelor of Commerce from the University of Alberta, an MBA from Queen’s University, is a CPA (Canada). He is also a Fellow of the Chartered Professional Accountants of Canada (FCPA, FCMA) and an Institute-Certified Director by the Institute of Corporate Directors.

Mr. Carruthers’s substantial prior experience as a senior executive for a large international distribution company and his extensive knowledge of financial reporting, internal controls and procedures and risk management has led the Board to conclude that Mr. Carruthers has the background and skills necessary to serve as a director of the Company.

Mr. Tehle retired in 2015 as executive vice president and chief financial officer of Dollar General Corporation, a publicly-traded retailer, where he had served in the senior finance role since 2004. Prior to Dollar General, he was chief financial officer of Haggar Corporation from 1997 to 2004, after having held finance positions at several companies, including Ryder System, Inc. and Texas Instruments Incorporated. He is a director of Genesco, Inc., a publicly-traded retailer and wholesaler of branded footwear, apparel and accessories, and Jack in the Box, Inc, a publicly-traded restaurant company, and has been a director of various community organizations. Mr. Tehle holds a Bachelor of Science from the University of Wisconsin-Oshkosh and an MBA from the University of Michigan.

The Board believes that Mr. Tehle’s knowledge of financial reporting, internal controls and procedures and risk management, in addition to his experience as chief financial officer of a public company, bring important perspectives to the Board.

Each of Messrs. Carruthers and Tehle qualifies as an independent director under the corporate governance standards of the NYSE and the independence requirements of Rule 10A-3 of the Exchange Act and is an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K.

As non-employee directors, each of Messrs. Carruthers and Tehle will receive an annual retainer of $100,000, paid quarterly, and an annual equity grant of $100,000, split evenly between restricted stock units (50% performance vesting and 50% time vesting) and common stock options (50% performance vesting and 50% time vesting), vesting over a four-year period. As Chair of the Audit Committee Mr. Tehle will receive an additional annual retainer of $25,000, paid quarterly.

Item 7.01 Regulation FD Disclosure

A copy of the press release issued by the Company announcing the director changes described in Item 5.02 is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

This information is furnished pursuant to Item 7.01 of Form 8-K. The information in this Item 7.01 and in Exhibit 99.1 hereto shall not be treated as filed for purposes of the Exchange Act.

The furnishing of the information in Item 7.01 is not intended to, and does not constitute a representation that such furnishing is required by Regulation FD or that the information in this Item 7.01 is material information that is not otherwise publicly available.

Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Description

99.1	US Foods Holding Corp. Press Release dated July 19, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: July 19, 2016	US Foods Holding Corp.

	By:	/s/ Juliette Pryor
Juliette Pryor
Executive Vice President, General Counsel and Chief Compliance Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	US Foods Holding Corp. Press Release dated July 19, 2016